UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Section 240.14a-12

BM Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

___________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BM Technologies, Inc.
201 King of Prussia Road, Suite 350
Wayne, PA 19087

Supplement dated May 19, 20202 to the Proxy Statement dated May 2, 2022

BM Technologies, Inc. (the “Company”) is filing the additional material contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the upcoming 2022 Annual Meeting of Stockholders to be held on June 15, 2022 (the “Annual Meeting”).

On May 10, 2022, by mutual agreement, BDO USA LLP (“BDO”) resigned as the independent registered public accounting firm for the Company. The Company filed a Current Report on Form 8-K on May 16, 2022 in connection with the resignation of BDO as the Company’s independent registered public accounting firm., and provided BDO with a copy of the disclosures in the 8-K. As disclosed in the Form 8-K, no audit report of BDO on the Company’s consolidated financial statements for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to audit scope, or accounting principles. BDO’s audit report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2021 contained an emphasis of matter regarding a customer concentration. During the Company’s two most recent fiscal years and subsequent interim period preceding BDO’s resignation, there was no disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the matter in their report.

During the fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through the date of this proxy supplemental, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K except, as previously disclosed, for certain material weaknesses in the Company’s internal control over financial reporting attributable to its Control Environment and Monitoring Activities and Control Activities and Information and Communication for the fiscal year ended December 31, 2021. These material weaknesses were discussed with the Audit Committee of the Board of Directors of the Company and plans have been implemented to remediate these material weaknesses prior to the end of the fourth quarter of 2022. The Company has authorized BDO to respond fully to inquiries of the successor independent registered public accounting firm concerning these material weaknesses.

The Company also requested BDO to furnish a letter addressed to the SEC stating whether or not it agreed with the above statements made by the Company in the Form 8-K, and if, not, stating the respects in which it does not agree. A copy of the letter confirming BDO’s agreement, dated May 16, 2022, was filed as Exhibit 16.1 to the Form 8-K.

As a result of the foregoing, at the Annual Meeting on June 15, 2022, the Company intends to withdraw Item 2 from the meeting agenda. Item 2 requests the stockholders of the Company to ratify the appointment of BDO as the independent registered public accounting firm of the Company for the Company’s fiscal year ending December 31, 2022. The Company does not intend to submit any other proposal for ratification with respect to the appointment of auditors at the upcoming Annual Meeting. The Company’s Audit Committee has commenced the process of selecting an independent registered public accounting firm to replace BDO.

You should note the following:

•	We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the expected withdrawal of Item 2.

•	Proxy cards or voting instructions already received with direction on Item 2 will not be voted on Item 2 if, as expected, the agenda item is withdrawn.

•	Proxy cards or voting instructions received and providing direction on the remaining agenda item to be considered at the Annual Meeting (Item 1 (Election of Three Class II Directors) will remain valid and in effect, and will be voted as directed.

•	If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining agenda items.

Your vote regarding the remaining agenda items is important. Please vote on these remaining items as described in the Notice of Internet Availability of Proxy Materials previously mailed to you on or about May 6, 2022, the Proxy Statement, dated May 2, 2022, and the proxy card accompanying the Proxy Statement, copies of which are available at www.cstproxy.com/bmtechnologies/2022.